Exhibit 99.1

News Release

WARD DICKSON APPOINTED TO
AVERY DENNISON BOARD OF DIRECTORS

MENTOR, Ohio — June 3, 2024 — Avery Dennison Corporation (NYSE: AVY) today announced that its board of directors has appointed Ward Dickson as a director, effective June 1, 2024.

Dickson, 61, served as executive vice president and chief financial officer for WestRock Company, a leading sustainable, fiber-based packaging solutions company with $20.3 billion in fiscal 2023 revenues, from July 2015 to November 2021. Dickson served in the same capacity at RockTenn Company, one of WestRock’s predecessor companies, from September 2013 to July 2015. He previously served in finance positions of increasing responsibility at Cisco Systems, Inc.

“We are extremely pleased to welcome Ward to our board,” said Patrick Siewert, lead independent director of the Board of Directors, Avery Dennison. “He is an accomplished finance leader with extensive experience across a variety of industries.”

“Ward brings deep financial expertise, with significant time serving in the packaging solutions industry as well as public company board experience,” added Mitch Butier, executive chairman of the Avery Dennison Board. “We look forward to working with him to continue creating long-term value for all our stakeholders.”

Dickson has a BS in Business from Indiana University.

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About Avery Dennison
Avery Dennison Corporation (NYSE: AVY) is a global materials science and digital identification solutions company that provides a wide range of branding and information solutions that optimize labor and supply chain efficiency, reduce waste, advance sustainability, circularity and transparency, and better connect brands and consumers. Our products and solutions include labeling and functional materials, radio frequency identification (RFID) inlays and tags, software applications that connect the physical and digital, and a variety of products and solutions that enhance branded packaging and carry or display information that improves the customer experience. Serving an array of industries worldwide — including home and personal care, apparel, general retail, e-commerce, logistics, food and grocery, pharmaceuticals and automotive — we employ approximately 35,000 employees in more than 50 countries. Our reported sales in 2023 were $8.4 billion. Learn more at www.averydennison.com.

Media Contacts

John Eble
Vice President, Finance and Investor Relations
john.eble@averydennison.com

Kristin Robinson
Vice President, Global Communications
kristin.robinson@averydennison.com